FOR IMMEDIATE RELEASE
October 27, 2004 at 3:00 p.m., C.D.T

Rochester Medical Reports Fourth Quarter and Annual Results

Stewartville, MN October 27, 2004 Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and fiscal year ending September 30, 2004.

The Company reported sales of $3,595,000 for the quarter compared to $3,621,000 for the fourth quarter of last year. It reported net income of $157,000 or $.03 cents per share compared to a net income of $41,000 or $.01 per share for the fourth quarter of last year. Significantly increased sales of new products this quarter were offset primarily by decreased private label sales of base products. The increase in earnings was due primarily to reduced costs and expenses.

For the fiscal year ended September 30, 2004 net sales were $15,011,000 with net income of $747,000 or $.14 per share compared to net sales of $14,655,000 with net income of $330,000 or $.06 per share for the previous fiscal year. The approximate 2% sales increase resulted from significant growth in sales of new products partially offset by a decrease in private label sales of the Company’s base products. The 226% increase in earnings resulted from increased sales and margins and from reduced costs and expenses.

Commenting on the quarter and the year, Rochester Medical CEO and President Anthony J. Conway said, “This year we expected sales of our new Advanced Intermittent Catheters, particularly the Hydrophilic version, would grow at a significant double digit rate, and we expected our base products, mainly Male External Catheters, would grow in single digits. Sales of Intermittent Catheters met our expectations, growing by $878,000 for the year, representing an overall annual growth rate of 185% that included a 45% growth rate for our own Rochester Medical Brand. Base product private label sales, however, were lower for the quarter and for the year with an overall decrease of $605,000 or 7%. Given the year’s reduction in base product private label sales, I remain very pleased with the reception of our advanced Hydrophilic products. I am also pleased with our cost management during the quarter and year resulting in our bottom line achievement.

“The decrease in private label sales was due mainly to an unanticipated overstocking by our customers during the very rapid initial conversion of the European market from latex male external Catheters to silicone male external catheters, and in part from inventory management changes at some of our major accounts. The conversion to silicone continues in Europe, but at a more modest pace. I believe our customers have worked through the overstock, and we now anticipate modest sales growth for our private label base products during the coming year. We also expect continued good sales growth in our Hydrophilic Intermittent Catheter line despite the recently announced patent litigation

“Additionally, we expect future growth from our new Hydrophilic Antibacterial Intermittent catheter which was recently cleared for market by the FDA. This new product is the only Intermittent Catheter that combines both Hydrophilic and Antibacterial properties, and I am very pleased to announce that it is being introduced into the marketplace today. This year, we will also be introducing both the Hydrophilic and Antibacterial Hydro Intermittent catheters in the closed system configurations that are preferred by many users.

“In 2005 we also plan to introduce a new Advanced Foley Catheter. Our Advanced Foley Catheter is designed to enhance the performance characteristics of silicone Foley catheters as compared to latex Foley catheters. Based on tests results to date and on the very positive feedback we have received from clinical experts, I believe our Advanced Foley Catheter will be a strong addition to our advanced products group.”

Conway added, “We are in discussions with current and potential strategic partners to establish additional distribution channels for our products, and will report the developments as they occur.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti- infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.D.T. regarding this announcement. The call is being webcast by Thompson/CCBN and can be accessed at Rochester Medical’s website www.rocm.com. To listen live to the conference call via telephone, call:

1-800-659-1966, password 69859205

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 30587402.

Rochester Medical Corporation
Press Release — F04 Fourth Quarter

Condensed Balance Sheets

	September 30,	September 30,
	2004	2003
Assets
Current Assets
Cash and equivalents	$620,441	$1,764,499
Marketable securities	5,251,763	4,201,736
Accounts receivable	2,631,188	2,454,310
Inventories	3,945,313	3,542,619
Prepaid expenses and other assets	273,229	272,245

Total current assets	12,721,934	12,235,409
Property and equipment	8,442,427	8,663,662
Intangible assets	219,296	225,597

	$21,383,657	$21,124,668

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$778,766	$507,580
Accrued expenses	595,145	1,098,578
Short term debt	34,000	34,000
Current maturities of capital leases	37,611	40,263
Deferred revenue	157,143	157,143

Total current liabilities	1,602,665	1,837,564
Long-term debt
Long term debt	68,000	102,000
Capital leases, less current portion	103,814	164,806
Deferred revenue	721,429	878,571

Total long term debt	893,243	1,145,377
Stockholders’ equity	18,887,749	18,141,727

	$21,383,657	$21,124,668

Rochester Medical Corporation
Press Release — F04 Fourth Quarter

Summary Statements Of Operations

	Three months ended		Twelve months ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales	$3,594,543	$3,621,022	$15,011,419	$14,655,372
Cost of sales	2,342,807	2,334,875	9,615,427	9,574,414

Gross profit	1,251,736	1,286,147	5,395,992	5,080,958
Gross profit %	35%	36%	36%	35%
Costs and expense:
Marketing and selling	535,243	597,170	2,175,665	2,225,376
Research and development	154,250	239,521	706,157	874,715
General and administrative	432,648	444,632	1,856,858	1,808,838

Total operating expenses	1,122,141	1,281,323	4,738,680	4,908,929

Income from operations	129,595	4,824	657,312	172,029
Other income (expense)
Interest income — Net	27,583	36,115	89,501	157,874

Net Income	$157,178	$40,939	$746,813	$329,903

Earnings per common share — Basic	$0.03	$0.01	$0.14	$0.06

Earnings per common share — Diluted	$0.03	$0.01	$0.13	$0.06

Shares in per share computation Basic	5,439,491	5,421,183	5,434,338	5,379,954

Shares in per share computation Diluted	5,660,087	5,735,383	5,686,594	5,653,859